Exhibit 4.14

Addendum to Lease Agreement Dated 10 March 2002
Made and signed in Tel Aviv on the __ day of May, 2019

Between:

1. Migdal Insurance Company Ltd. – company 52-000489-6
2. Zisapel Properties (1992) Ltd. – private company 51-174168-8
3. Klil and Michael Properties (1992) Ltd. – private company 51-174159-7
4. Migdal Makefet Pension Funds and Provident Funds Ltd. – private company 51-223774-4
(hereinafter: "the Lessor")
Of the first part;
And:
Ceragon Networks Ltd., private company 512352444
Of 24 Raoul Wallenberg Street, Tel Aviv
(hereinafter: "the Lessee")
Of the second part;

Whereas
The parties, the Lessor (and for purposes of this Addendum, including the Lessor 4 individuals, to which rights from a Lessor 1 individual have been transferred, pertaining, inter alia, to the Property), of the first part, and the Lessee, of the second part, made and signed, as the case may be, a lease agreement and/or an agreement on extension of the lease agreement dated 8 April 2018 (hereinafter: "the Update Agreement") and/or appendices and/or addendums to the lease agreement (hereinafter, the lease agreement, the Update Agreement and the appendices to the lease agreement, jointly: "the Lease Agreement", unless otherwise specified), in connection with the Storage Room, as such term is defined in the Update Agreement (hereinafter: "the Storage Room"; "the Property"), without derogating from an additional lease agreement signed by the individuals of Lessor 2 and 3 and the Lessee on 26 May 2013 (hereinafter: "the 2013 Agreement");

And whereas
The parties wish to make changes in relation to to the Lease Agreement according to and as defined in this Addendum, as well as to determine and define their legal relations, according to this Addendum and in relation to the Storage Room only;

Therefore, it has been declared, conditioned and agreed by the parties as follows:

1.	Recitals and Appendices

1.1	The recitals of this Addendum constitute an integral part thereof and are as binding as its other provisions.
1.2	All terms and expressions appearing in this Addendum shall have the meaning as given thereto by the Lease Agreement, unless otherwise explicitly specified.
1.3	Section captions are intended for orientation and convenience only and will not be used for interpretation of this Addendum.
1.4
For removal of doubt, it is clarified, declared and agreed that to the extent any of the Lease Agreement provisions have not been explicitly modified, its provisions will apply fully also in relation to the provisions of this Addendum and its provisions will bind the parties for all intents and purposes.

2.	Lease Periods and/or Shortening Thereof

It is agreed by the parties that notwithstanding the provisions of the Update Agreement, the following provisions will apply:
2.1	The lease term for the Property, which is due to end on 31/12/2019, will be extended so that it ends on 31/12/2020 (hereinafter: "the New Lease Period").
2.2
The monthly rent during the New Lease Period will be NIS 30 per sq.m., gross, of the Storage Room, excluding VAT, linked to the consumer price index of April 2016 (hereinafter: "the Basic Index"), that is, an amount of NIS 390, excluding VAT, per month, as a fixed and absolute amount during the New Lease Period, linked to the Basic Index (hereinafter: "the Rent During the New Lease Period"). The rent will be paid to the Lessor in advance once every quarter (in addition to and along with the rent paid by the Lessee to each of the Lessor individuals).

2.3	For removal of doubt, is is clarified that the distribution of the Rent During the New Lease Period between the Lessor individuals will be according to the provisions of the Lease Agreement.

3.	General

3.1
No provisions among the conditions and provisions included in this Addendum, including its appendices, is intended to derogate from any other condition or provision of the Lease Agreement and/or the Update Agreement, but rather to add thereupon.

3.2	There shall be no effect to any modification and/or waiver and/or deviation from the provisions of this Addendum unless done in writing and signed by the parties to this Addendum, as the case may be.
3.3
The parties' addresses for purposes of this Addendum are as specified in the recitals of this Addendum and any notice sent by one party to another by registered mail according to the aforesaid addresses, unless a party notifies another party of change thereof, will be considered as having reached its destination and the knowledge of the addressee party within 72 hours after its delivery for dispatch at the post office, and in case of hand delivery, at the time of delivery. Any notice deposited at the Property, as well as any notice sent by the facsimile machine, will be considered as having reached its destination within 24 hours from the time of deposit or transmission.

In witness whereof the parties have signed:

Migdal Insurance Company Ltd. – company 52-000489-6	[Signatures + Stamp: Migdal Insurance Company Ltd.; Migdal Makefet Pension Funds and Provident Funds Ltd.]
Zisapel Properties (1992) Ltd. – private company 51-174168-8
Klil and Michael Properties (1992) Ltd. – private company 51-174159-7
Migdal Makefet Pension Funds and Provident Funds Ltd. – private company 51-223774-4
Ceragon Networks Ltd., private company 512352444	[Signature + Stamp: Ira Palti, President & CEO, Ceragon Networks Ltd.]